EXHIBIT 10.38

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT entered into as of the 21st day of June, 2007 by and among BPO Management Services, Inc., a Delaware corporation (the “Buyer”), DOCUCOM IMAGING SOLUTIONS INC., an Ontario corporation (the “Company”) and MR. RAYMOND D. PATTERSON and MR. MARTIN E. MOLLOT (Mr. Patterson and Mr. Mollot together being hereinafter called the “Principals”), MR. RAYMOND D. PATTERSON, MRS. MAUREEN PATTERSON AND MR. MARTIN E. MOLLOT, as Trustees of the PATTERSON FAMILY TRUST and MR. MARTIN E. MOLLOT, MRS. JUDITH MOLLOT AND MR. RAYMOND D. PATTERSON, as Trustees of the MOLLOT FAMILY TRUST (collectively with the Principals referred to as the “Sellers” and individually as a “Seller”). The Company, the Buyer and the Sellers are referred to collectively herein as the “Parties”. The Parties hereto agree as follows:

RECITALS

A.	Certain holding companies controlled by Sellers own an aggregate of 400 Class B shares and 300 common shares of the Company, being all of the outstanding shares in the capital of the Company.

B.
This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding shares in the capital of the Company in accordance with the terms herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable legal counsel fees and expenses.

“Affiliate” has the meaning provided by the Ontario Business Corporations Act;

“Amalgamation” means the amalgamation of the Predecessors to be carried out immediately prior to Closing, as described in Annex III attached hereto.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business” means the sale of equipment, supplies, software and support contracts for the capture, storage, and retrieval of document images using micrographic and digital technologies throughout Canada.

“Business Day” means any day other than a Saturday, Sunday, statutory holiday or day on which banks in the cities of Toronto, Winnipeg or Los Angeles are not generally open for business.

“Buyer” has the meaning set forth in the preface above, subject to the provisions of §11(e) hereof.

“Closing” has the meaning set forth in §2(f) below.

“Closing Date” has the meaning set forth in §2(f) below.

“Company” means, prior to the Amalgamation, Docucom Imaging Solutions Inc., and after the Amalgamation means the amalgamated corporation resulting from the Amalgamation.

“Company Employee and Contractor Disclosure Document” means that certain document dated the date hereof and delivered by the Company to the Buyer setting out the information described in §4(w) hereof.

“Company Employees” means individuals currently employed or retained by the Company on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Company Shares” means the 400 issued and outstanding Class B shares and the 300 issued and outstanding common shares in the capital of the Company being sold by the Sellers and purchased by the Buyer hereunder.

“Confidential Information” means any information concerning the Business and affairs of the Company that is not already generally available to the public.

“Consulting Agreements” means agreements in the form of the draft agreement attached hereto as Exhibit B.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Employee Benefit Plan” means any benefit plan, program, agreement or arrangement maintained, contributed to or provided by the Company or any affiliate for the benefit of any of the Company’s employees, former employees or dependent or independent contractors or their respective dependents or beneficiaries, whether written or unwritten, including all bonus, deferred compensation, incentive compensation, share purchase, stock option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company is obligated to contribute or comply, including the Canada Pension Plan or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance legislation.

“Environmental, Health, and Safety Requirements” shall mean all federal, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Exception” has the meaning provided by paragraph 4(a)(i) hereof.

“Excluded Liabilities” means (i) all guarantees by the Company of debts owing by the Sellers, (ii) all loans or other debt or any other obligations owed to Sellers, including, without limitation, bonus, dividends, accrued vacation, severance pay and other distributions, (iii) the liabilities and obligations in respect of all automobiles leased by the Company and used by the Principals or any members of their families, and (iv) all the debts, guarantees and obligations of the Company that were not incurred in the Ordinary Course Of Business.

“Financial Statements” has the meaning set forth in §4(g) below.

“Financing” means a financing proposed to be carried out by the Buyer involving an investment by persons other than the current shareholders of the Buyer in an amount at least equal to the Purchase Price hereunder, on terms satisfactory to the Buyer in its sole discretion.

“GAAP” means Canadian generally accepted accounting principles as in effect from time to time.

“Holdcos” means, collectively, 1205217 Ontario Limited and 1205218 Ontario Limited, which will amalgamate with the Company immediately prior to Closing.

“Indemnified Party” has the meaning set forth in §9(e) below.

“Indemnifying Party” has the meaning set forth in §9(e) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all website content and domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Period” means the period commencing on February 1, 2007 and terminating on the Closing Date.

“January 31, 2007 Balance Sheet” means the balance sheet of the Company as of January 31, 2007.

“Key Employees” means the persons so designated in the Company Employee and Contractor Disclosure Document, as agreed by the Principals and the Buyer.

“Knowledge” of a certain matter means the actual knowledge of the Principals and the knowledge which the Principals would have if they conducted such reasonable inquiry that a prudent person in similar circumstances would consider necessary as to that matter; provided however in conducting such inquiries it is understood and agreed that the Principals will have no obligation to contact any customers, suppliers or other persons who are not employees of the Company.

“Kodak” means Kodak Canada Inc.

“Kodak Agreements” means the agreements made between the Company and Kodak which are listed in §4(bb)(i) of the Disclosure Schedule.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Limited Partnership Agreement” means the limited partnership agreement dated November 1, 1996 between BHC Documents Inc. (“BHC”) and Bell & Howell Ltd. (“B&H”), as amended whereby Kodak and the Company became the partners and the parties to the Limited Partnership Agreement, and as amended by an Amending Agreement made as of November 1, 2004 whereby (among other things) Kodak’s partnership interest was acquired by the Company, complete copies of which are included in §4(a)(iii) of the Disclosure Schedule.

“Material” or “Material Adverse Effect” with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $25,000, or, in the aggregate with other individual items, in excess of $50,000.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“NMSO” means the National Master Standing Offer issued to Kodak, pursuant to which Kodak is appointed as a vendor to the Canadian Federal Government.

“Ordinary Course of Business” means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

“Partnership” means Docucom Limited Partnership, which carried on the Business until the Partnership ceased to exist on October 31, 2006, after which the Business has been carried on by the Company.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Company, including without limitation information about an identifiable individual, including, without limitation in Canada, information regarding the Company’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, social insurance number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Predecessors” means, collectively, the Holdcos and the Company.

“Privacy Laws” means all applicable privacy laws of Canada governing the collection, use, disclosure and retention of Personal Information including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada).

“Purchase Price” has the meaning set forth in §2(b) below.

“Reseller Agreements” means the Integrated Imaging Elite Reseller Purchase Agreement and the Document Imaging Reseller Agreement, both made between Kodak and the Company, and copies of which have been delivered to the Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” or “Sellers” has the meaning set forth in the preface above.

“Service Agreement” means the Agreement made October 10, 2001 between the Company and Kodak, as amended by amending agreements dated November 1, 2001, October 1, 2004 and November 1, 2004.

“Tax” means any federal, provincial, local, or foreign income, goods and services tax (GST), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means the purchase and sale of the Company Shares hereunder, including payment of the Purchase Price.

2.	Purchase and Sale of the Company Shares.

(a)
Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Company Shares for the consideration specified below in this §2.

(b)	Purchase Price. In consideration for the sale of the Company Shares, the Buyer agrees to pay to the Sellers the following (the “Purchase Price”):

(i)	Three Million Eight Hundred Thousand ($3,800,000.00) Canadian dollars subject to the adjustments referred to in paragraphs 2(b)(ii), (iii), and (iv), payable as follows:

(A)
subject to such adjustments, $2,000,000.00 (Canadian dollars) (the “Closing Payment”), together with interest at the rate of 5% per annum from February 1, 2007 to the Closing Date on the Closing Payment, by wire transfer or delivery of other immediately available funds payable on Closing;

(B)	subject to such adjustments, $900,000 (Canadian dollars) (the “Second Instalment”) which will be due and payable three months after the date of Closing; and,

(C)	subject to paragraph (iv) of this section, $900,000 (Canadian dollars) (the “Third Instalment”) which will be due and payable nine months after the date of Closing;

(ii)	the Purchase Price shall be reduced, dollar for dollar, to the extent that

(A)
the sum of the deferred revenue, accounts payable (including any outstanding obligations regarding the termination of the employment of Jose Gomes), accrued expenses, accrued Tax liability, accrued vacation pay and bank and other indebtedness of the Company as of January 31, 2007, and any unpaid costs or expenses incurred by the Company and the Sellers in relation to or in preparation for the Transaction, and the cost of obtaining an audit of the financial statements of the Partnership referred to in paragraph 4(g)(ii) and the cost of obtaining a review engagement of the financial statements of the Company referred to in paragraph 4(g)(iii) hereof, and the cost of the review by Horwath Orenstein LLP of the January 31, 2007 Balance Sheet (the “Current Liabilities”),

is greater than

(B)	the sum of the cash, cash equivalents, accounts receivable and prepaid expenses of the Company as of the January 31, 2007 (the “Current Assets”),

both as determined in accordance with GAAP consistently applied and shown in the January 31, 2007 Balance Sheet; and the Purchase Price shall be increased, dollar for dollar, if and to the extent that the Current Assets as of January 31, 2007 exceed the Current Liabilities as of January 31, 2007; (provided however, for greater certainty, it is understood and agreed that the costs of preparing and auditing or obtaining a review engagement report on the financial statements as of and for the stub year period ending on the Closing Date will not be considered Closing Liabilities);

(iii)
if, prior to its current expiry date of September 30, 2007, the NMSO has not been renewed by the Canadian Federal Government, or if the Reseller Agreements have not been renewed by Kodak, in each case to at least March 31, 2008 on terms which are at least as favourable to the Company as the current terms of the NMSO and Reseller Agreements, then:

(A)	the Purchase Price will be reduced by an amount equal to 1.2189 times the “FGM Shortfall”, if any (as hereafter defined); and

(B)	such reduction of the Purchase Price will be applied against the Third Instalment.

For purposes hereof, the “FGM Shortfall” means the amount, if any, by which:

(C)	the sum of $264,000, exceeds

(D)
the total gross margin amount realized by the Company on sales to the Canadian Federal Government during the 12-month period from February 1, 2007 to January 31, 2008 of products (whether manufactured by Kodak or others) which are of the same type as those sold by the Company to the Canadian Federal Government under the NMSO and the Reseller Agreements during the 12-month period ended October 31, 2006.

A statement showing the calculation of any adjustment made pursuant to this paragraph 2(b) (iii) will be prepared and furnished by the Company to the Sellers and the Buyer on or before January 31, 2008 and if either Party disputes the adjustment, the matter will be resolved pursuant to paragraph 2(c) hereof;

(iv)
without duplicating any adjustment pursuant to paragraph 2(b)(ii) above, the Purchase Price shall also be decreased as mutually agreed upon by the Principals and the Buyer if the January 31, 2007 Balance Sheet of the Company, as determined in accordance with GAAP consistently applied, is not substantially similar to the balance sheet of the Company as of October 31, 2006 as referred to in paragraph 4(g) (iii) hereof and included in the Financial Statements attached hereto as Exhibit A.

(c)
Dispute Resolution. If either Party disputes the adjustment, if any, made pursuant to paragraph 2(b)(iii) hereof, and if such Party gives notice of such dispute to the other Party within 20 Business Days of receipt of the statement calculating such adjustment and if the Parties cannot reach agreement within 10 Business Days after such notice of dispute is given, then the dispute shall be referred by the Parties to arbitration by a senior audit partner at the Toronto office of a national accounting firm chosen by the Buyer (such partner to be chosen by the managing partner of such office), and approved by the Sellers acting reasonably. Such referral to arbitration shall be made within 2 Business Days after the expiration of the 10 Business Day period referred to in the preceding sentence. The decision of such arbitrator will be made within 20 Business Days of such referral and will be final and binding on the Parties. The costs of the arbitrator will be born by the Party losing the majority of the amount at issue in the arbitration.

(d)	Allocation. The Purchase Price shall be allocated among the Sellers as set forth in 2(d) of the Disclosure Schedule.

(e)
Security. As security for the payment of the Second Instalment and Third Instalment of the Purchase Price, at Closing the Buyer will deliver to the Seller a bank letter of credit, or other security acceptable to the Sellers.

(f)	Closing Date. The closing of the Transaction contemplated by this Agreement (the “Closing” or “Closing Date”) shall take place contemporaneously with the execution of this Agreement.

(g)
Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §8(b) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in §8(c) below.

(h) Withholding.

(A)
If the Buyer delivers to the Sellers a notice seeking indemnification (referred to as a “Claim Notice” in Article 9 herein) in accordance with Article 9 of this Agreement, then the Buyer may deduct from the Third Instalment of the Purchase Price such amount or amounts (which shall be specified in such notice(s) to the Sellers) as the Buyer reasonably determines may be necessary to satisfy the claim(s) set forth in such Claim Notice (including costs and legal counsel fees and disbursements in respect thereof). Provided however, such deduction shall not exceed the sum of $380,000 Canadian. The deducted amount will be deposited by the Buyer with its Canadian legal counsel in trust for the parties hereunder, to be held pending final resolution of such claim (“Claim”) (which shall mean, unless otherwise agreed among the parties hereto, a final judgment or order of a court of competent jurisdiction not subject to any further appeals). Any such amount deducted from the Third Instalment of the Purchase Price and paid to the Buyer’s legal counsel will be deposited by such legal counsel in an interest-bearing account with a Canadian chartered bank, with the accrued interest to be paid to the party or parties ultimately determined to be entitled to the deducted amount.

(B)	Upon the final resolution of a Claim:

(i)
if the amount deducted by the Buyer pursuant to paragraph 2(h)(A) exceeds the aggregate amount of all Claims pending at such time, then the Buyer shall cause its Canadian legal counsel to pay to the Sellers (to an account or accounts designated in writing by the Sellers) any such excess plus accrued interest thereon,

(ii)
and if, at such time, the aggregate amount deducted by the Buyer is less than or equal to the aggregate amount of all Claims pending at such time, then legal counsel for the Buyer will continue to hold the deducted amount until such pending Claims are resolved.

(C)	Nothing in this §2(h) shall impair the rights of the Buyer set forth in Article 9 or any other provision of this Agreement.

3.	Representations and Warranties Concerning the Transaction.

(a)
Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer on a several basis (and not jointly) that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)), except as set forth in Annex I attached hereto.

(i)
Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, except that the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law. Each Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, including any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)
Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound.

(iii)	Brokers’ Fees. None of the Sellers has engaged or is obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(iv)	Company Shares.

(A)
Each of the Sellers currently (prior to the Amalgamation) holds of record and owns beneficially the number of shares in the capital of the Holdcos set forth next to his or its name in §3(a)(iv)(A) of Annex I. The Holdcos currently (prior to the Amalgamation) hold of record and beneficially the number of shares in the capital of the Company set forth in §3(a)(iv)(A) of Annex I.

(B)	Following the Amalgamation, each of the Sellers will hold of record and own beneficially the number of Company Shares set forth next to his or its name in §3(a)(iv)(B) of Annex I.

(C)
All such Holdco shares and Company Shares are and will be held by each of the Sellers free and clear of any restrictions on transfer (other than any restrictions under Canadian or provincial securities laws which are disclosed in Annex I attached hereto), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(D)
None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any shares in the capital of the Company (other than this Agreement).

(E)
None of the Sellers is a party to any shareholder agreement, voting trust, proxy, or other agreement or understanding with respect to the ownership or voting of any shares in the capital of the Holdcos or the Company.

(v)	Not a Non-Resident. None of the Sellers is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(b)	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement.

(i)	Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)
Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except that the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law. Other than any required filings under the Securities Act and regulations thereunder and the Investment Canada Act, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)
Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) subject to making the requisite filing under the Securities Act and the Investment Canada Act, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws , or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)
Investment. The Buyer understands that the Company Shares have not been, and will not be, registered under the Securities Act, or under any state or Canadian securities laws, and are being offered and sold in reliance upon Canadian exemptions for transactions not involving any public offering. The Buyer: (A) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (B) is a sophisticated investor with knowledge and experience in business and financial matters, (C) has received certain information concerning the Sellers and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, and (D) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares.

4.	Representations and Warranties Concerning the Company.

The Principals jointly and severally represent and warrant to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialled by the Parties (the “Disclosure Schedule”).

(a)	Organization, Qualification, and Corporate Power.

(i)
Each of the Predecessors: (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (B) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required; and (C) has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Predecessors. Correct and complete copies of the articles and bylaws and all other organizational documents of each of the Predecessors (as amended to date) are included in §4(a)(i) of the Disclosure Schedule. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books the Predecessors are correct and complete in all material respects. None of the Predecessors is in default under or in violation of any provision of its articles or bylaws or any other organizational document.

(ii)
The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except that the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law (the “Exception”).

(iii)
A complete copy of the Limited Partnership Agreement is included in §4(a)(iii) of the Disclosure Schedule. On October 31, 2006, the Company purchased all partnership interests in the Partnership other than those held by the Company itself and, at such time, the Partnership ceased to exist. The Limited Partnership Agreement has terminated and the Company has no outstanding obligations under or in respect of the Limited Partnership Agreement or the termination thereof. All agreements and other documents relating to the purchase of such partnership interests and the termination of the Partnership are listed in §4(a)(iii) of the Disclosure Schedule, and true and complete copies have been provided by the Principals to the Buyer. As a result thereof, the Business was, from and after October 31, 2006 carried on by the Company. All rights, benefits, liabilities and obligations of the Business were transferred from the Partnership to the Company effective October 31, 2006.

(b)	Capitalization.

(i)
The authorized and issued capital of the Company is as described in §4(b)(i) of the Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are currently (prior to the Amalgamation) held of record by the Holdcos as set forth in §4(b)(i) of the Disclosure Schedule.

(ii)
All the issued and outstanding shares in the capital of the Holdcos have been duly authorized, validly issued and are fully paid and non-assessable and are held by Sellers as set forth in §4(b)(ii) of the Disclosure Schedule.

(iii)
There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or the Holdcos to issue, sell, or otherwise cause to become outstanding any of their capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or the Holdcos.

(c)
Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or either of the Holdcos is subject or any provision of the articles or bylaws of the Company or either of the Holdcos or (ii) subject to obtaining the consents indicated in §4(p) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or either of the Holdcos is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)	Brokerage Fees. Neither the Company nor the Holdcos has engaged and is obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(e)
Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it which are located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free of all Security Interests except as disclosed in §4(e) of the Disclosure Schedule and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)
Assets and Liabilities of the Holdcos. Neither of the Holdcos: has any assets whatsoever other than the shares they hold in the capital of the Company; has any liabilities whatsoever; or carries on any business or activity whatsoever other than holding shares in the Company and acting as shareholders of the Company.

(g)	Financial Statements; Books and Records; and 2007 Forecast. Attached hereto as Exhibit A are the following financial statements:

(i)	unaudited, reviewed financial statements for each of the Predecessors as of and for their fiscal years ended September 30, 2006;

(ii)	audited financial statements for Partnership as of and for the fiscal year ended October 31, 2006 (the “Most Recent Fiscal Year End”);

(iii)	audited financial statements for the Partnership as of and for the fiscal years ended October 31, 2005 and October 31, 2004;

(iv)	unaudited, reviewed financial statements for each of the Predecessors for their fiscal years ended September 30, 2005 and September 30, 2004;

(v)
audited financial statements for the Company as of October 31, 2006 reflecting the termination of the Partnership and transfer of the Business and assets and liabilities of the Partnership into the Company;

(vi)
unaudited, compiled statement of income, balance sheet (the “January 31, 2007 Balance Sheet”), changes in stockholders’ equity, and cash flow as of and for the 3 months ended January 31, 2007 for the Company, prepared on a pro forma basis to reflect the Amalgamation of the Company with the Holdcos; and

(vii)
unaudited, compiled statement of income, balance sheet, changes in stockholders equity and cash flow (the “Most Recent Financial Statements”) as of and for the 6 months ended April 30, 2007 (the “Most Recent Fiscal Month End”) for the Company, prepared on a pro forma basis to reflect the Amalgamation of the Company with the Holdcos.

(The financial statements referred to in paragraphs (i) to (vii) inclusive of this section are hereinafter called the “Financial Statements”.)

The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied. Each of the Financial Statements present fairly the financial condition of the Company, the Predecessors or the Partnership, as the case may be, as of such dates and the results of operations of the Company, the Predecessors or the Partnership, as the case may be, for such periods. The financial condition of the Company is now at least as good as the financial condition reflected in the financial statements for the Most Recent Fiscal Year End and as reflected in the January 31, 2007 Balance Sheet, when such financial condition is taken as a whole.

The financial and other books, records, files and accounts of the Company:

(i)	have been maintained in accordance with GAAP (to the extent applicable) on a basis consistent with prior years,

(ii)	are complete, in reasonable detail and accurately and fairly reflect the financial transactions of the Company, and

(iii)	are fairly reflected in the financial statements for the Most Recent Fiscal Year End, the statements as of January 31, 2007 and the statements for the Most Recent Fiscal Month End, as applicable.

The Company has provided a copy of its 2007 forecast to the Buyer. Such forecast is, in the opinion of the Principals acting reasonably and based on their Knowledge of the circumstances affecting the Business, a fair and reasonable projection of the Company’s anticipated results for its fiscal year ending October 31, 2007. Provided however, no guarantee is made by the Principals that the Company will, in fact, realize the results shown in such forecast.

(h)
Events Subsequent to Most Recent Fiscal Year End. Except as indicated on the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material adverse change in the business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, since that date, except as indicated in §4(h) of the Disclosure Schedule, none of the following has occurred (and in this paragraph, all references to the Company include each of the Predecessors):

(i)
the Company has not sold, leased, transferred, or assigned any of its Material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business; without limiting the generality of the foregoing, the Company has not sold any inventory in bulk or at any extraordinary discount;

(ii)
the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(iii)
no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which it is bound;

(iv)	the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v)	the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi)
the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(vii)
the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 either singly or in the aggregate;

(viii)	the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)
the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(x)	the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)
there has been no change made or authorized in the articles or bylaws of the Company, and there will be no such change between the date hereof and the Closing except in connection with the Amalgamation, as described in Annex III attached hereto;

(xii)
the Company has not issued, sold, or otherwise disposed of any of the shares in its capital, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the shares in its capital;

(xiii)
the Company has not declared, set aside, or paid any dividend or made any distribution with respect to the shares in its capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of the shares in its capital;

(xiv)	the Company has not experienced any Material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)
other than Excluded Liabilities, an accurate and complete list of which is attached hereto, and which Excluded Liabilities shall all be paid in full or otherwise satisfied by the Company or the Sellers prior to the Closing, the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi)
the Company has not hired any new employee, entered into any employment contract or collective bargaining agreement, written or oral, modified the terms of any existing such contract or agreement, or terminated the employment of any employee;

(xvii)
the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business (which, for greater certainty, includes increases of approximately 2.8% to staff generally which were effective March 1, 2007 and which have been disclosed by the Principals and approved by the Buyer) but the Company may pay bonuses to the Sellers prior to the Closing, subject, however, to and without waiving any of the provisions of §2 of this Agreement;

(xviii)
other than as disclosed pursuant to this Agreement, the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)	the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)	the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)	there has not been any other Material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company ; and

(xxii)	the Company has not committed to any of the foregoing.

(i)
Undisclosed Liabilities. The Company does not have any Liabilities except for (A) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j)
Legal Compliance. The Predecessors and the Partnership have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, provincial, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against any of them alleging any failure so to comply. Further, no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)	Tax Matters.

(i)
Each of the predecessors has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Predecessors (whether or not shown on any Tax Return) have been paid. None of the Predecessors is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Predecessors has not filed Tax Returns that any of them may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Predecessors that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)	The Partnership and the Predecessors have withheld and remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(iii)
The Principals do not expect any authority to assess any of the Predecessors any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Predecessors either (A) claimed or raised by any authority in writing or (B) as to which the Principals have Knowledge. §4(k) of the Disclosure Schedule: lists all federal, provincial, local, and foreign income Tax Returns filed with respect to the Predecessors for taxable periods ended on or after September 30, 2004; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit. The Principals have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Predecessors since September 30, 2004.

(iv)	None of the Predecessors have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)
Real Property and Leases. The Company does not own any real property. §4(l) of the Disclosure Schedule contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the Knowledge of the Principals, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations and are in good working order. There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for. The Principals have delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §4(l) of the Disclosure Schedule, the Principals warrant as follows (provided that these warranties, in relation to the lessors of the premises, are limited to the Knowledge of the Principals):

(i)	the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception;

(ii)
the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(iii)
no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the lease or sublease has repudiated any provision thereof;

(v)	there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease; and

(vii)	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(m)	Intellectual Property.

(i)
The Company owns, or has the right to use pursuant to license, sublicense, agreement or other valid permission, all Intellectual Property used in the operation of the Business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii)	(1)	To Principals’ Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties;

(B)
the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Principals, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii)
§4(m) of the Disclosure Schedule identifies each Intellectual Property registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Principals have delivered to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date). §4(m) of the Disclosure Schedule also identifies and all other Intellectual Property used by the Company in connection with any of its businesses which has not been registered, including all unregistered trademarks, trade names and logos. With respect to each item of Intellectual Property required to be identified in §4(m) of the Disclosure Schedule:

(A)	the Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Principals, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D)	the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv)
§4(m) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Principals have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m) of the Disclosure Schedule:

(A)	The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)
The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C)
No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)	To the Principals’ Knowledge no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)	With respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)	the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Principals, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H)	The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v)
To the Knowledge of the Principals, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

(vi)
The Principals are not aware of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any service, product or process of the Company .

(n)
Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with the Company’s normal practice, and is in good operating condition and repair (subject to normal wear and tear). §4(n) of the Disclosure Schedule sets out a list of all of the Company’s FF&E as of January 31, 2007, and the FF&E has not changed in any material respect since that date. (“FF&E” means all machinery, equipment, computer equipment, furniture, furnishings and similar tangible personal property owned or used in connection with the operation of the Business.

(o)
Inventory. The current inventory of the Company, subject to a reasonable allowance for obsolete inventory consistent with the allowance reflected in the Most Recent Financial Statements, is good and usable and is capable of being sold in the Ordinary Course of Business at normal profit margins. The Company’s inventory level is consistent with past practice and is sufficient to satisfy the Company’s current sales forecasts.

(p)	Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i)
any agreement (or group of related agreements) for the lease of personal property (including without limitation software) to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)
any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company , or involve consideration in excess of $25,000;

(iii)	any agreement concerning a partnership or joint venture or arrangement to share profits;

(iv)
any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)	any agreement concerning confidentiality or non-competition;

(vi)	any agreement with any of the Sellers and their Affiliates (other than the Company);

(vii)
any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)	any collective bargaining agreement;

(ix)	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(x)
any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company ; or

(xi)
any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 (other than customer agreements described in the customer list delivered pursuant to paragraph 4(q) hereof) or which was not entered into in the Ordinary Course of the Business.

The Principals have delivered to the Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date), and a written summary of the terms of all oral agreements referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B) subject to obtaining the consents indicated in §4(p) of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except for the Exception; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Without limiting the generality of the foregoing, the Company is in compliance with all covenants under all agreements with its bank and other lenders.

The Holdcos are not subject to any contracts or agreements whatsoever.

(q)	Customers and Receivables.

(i)
The Company has delivered to the Buyer a true and complete list of all customers of the Business as of the date hereof. Such customer list accurately summarizes with respect to each customer all information required by §4(q) of the Disclosure Schedule. Except as disclosed in §4(q) of the Disclosure Schedule, neither the customer list nor any information relating to the customers of the Business have, within three (3) years prior to the date hereof, been made available to any person other than the Buyer. Each of the parties to whom such customer list and other information has been made available has executed a non-disclosure agreement in favour of the Company and, to the Knowledge of the Principals, has not breached such non-disclosure agreement, and has now returned such customer list and all such information to the Company.

(ii)
The Principals have no Knowledge of any facts or circumstances arising outside the Ordinary Course of Business (and, in this respect, the Buyer acknowledges and accepts that the Company typically experiences approximately a 16% cancellation rate of annual service contracts) which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, could be Material to the Business.

(iii)
All accounts receivable of the Company are fairly reflected on the Company’s books and records. All accounts receivable of the Company arose from bona fide transactions in the Ordinary Course of the Business and are valid, enforceable and fully collectable accounts (subject to a reasonable allowance, consistent with past practice for doubtful accounts as reflected in the Most Recent Financial Statements). Such accounts receivable are not subject to any set-off or counterclaim rights.

(r)	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

(s)
Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)	the name, address, and telephone number of the agent;

(ii)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	the policy number and the period of coverage;

(iv)
the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	a description of any retroactive premium adjustments or other loss sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. §4(s) of the Disclosure Schedule describes any self insurance arrangements affecting the Company.

(t)
Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which the Company: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Principals, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator. There is presently no Basis for the commencement of any Material action, suit or proceeding against the Company with any reasonable likelihood of success.

(u)
Product Warranties. Each product or service sold, licensed or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair of any product or re-performance of any service or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the normal, past custom and practice of the Company. No product or service manufactured, sold, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the warranties described in §4(u) of the Disclosure Schedule. §4(u) of the Disclosure Schedule describes the normal terms and conditions of sale or lease or licensing of or providing of services by or for the Company.

(v)
Product Liability. The Company does not have any Liability and there is no Basis for any Liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, use or license of any product or service manufactured, sold, leased, licensed or delivered by the Company prior to the date hereof.

(w)	Employees. §4(w) of the Disclosure Schedule sets out:

(i)	a complete list of all Company Employees; and

(ii)	their position/title.

The Company Employee and Contractor Disclosure Document also sets out with respect to the Company Employees as of the date when such document is provided, in a non-individually identifiable format:

(i)	their status (i.e. full time, part time, temporary, casual, seasonal, co-op student);

(ii)	their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

(iii)	other terms and conditions of their employment (other than Employee Benefit Plans), including accrued vacation, car allowance or lease; and

(iv)	their total length of employment including any prior employment that would affect the calculation of years of service for any purpose.

The Company has no written employment contract with any Company Employee other than letters of hire in the form of the Company’s standard offer letter, a copy of which is included in the Company Employee and Contractor Disclosure Document. The Company Employee and Contractor Disclosure Document sets out, as of the date when such document is provided, a list of all independent contractors and consultants who provide services to the Company in connection with the key business functions of the Company, including:

(i) name;

(ii) title;

(iii) current compensation;

(iv) eligibility to participate in any Employee Benefit Plans;

(vi) length of relationship with the Company.

Except as set out in the Company Employee and Contractor Disclosure Document, the Company is not a party to or bound by any contract or commitment to pay any management or consulting fee. Except as indicated in §4(w) of the Disclosure Schedule, to the Knowledge of the Principals, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement. The Company has not experienced any strikes, grievances, claims of unfair labour practices, or other collective bargaining disputes. The Company has not committed any unfair labour practice. The Company is in compliance with all workers compensation law and regulations. The Principals have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labour union with respect to employees of the Company.

The Holdcos do not have any employees whatsoever.

(x)	Employee Benefits.

(i)
§4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any material Liability or potential Liability.

(A)
Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of all applicable Canadian and provincial laws, rules and regulations and all other applicable laws, rules and regulations (collectively, “Benefit Laws”).

(B)
All required reports and descriptions (including annual reports to the applicable governmental agency, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of all Benefit Laws with respect to each such Employee Benefit Plan.

(C)
All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by Benefit Laws to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

(D)	Nothing has occurred since the date of approval of any Employee Benefit Plan by any governmental agency that could adversely affect the qualified status of any such Plan.

(E)
The Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the applicable governmental agency, the most recent annual report filed with the applicable governmental agency if any with respect to all Employee Benefit Plans, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii)
With respect to each Employee Benefit Plan that the Company and any Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

(A)
No such Employee Benefit Plan which is a pension plan has been completely or partially terminated. No proceeding by a government agency to terminate any such plan has been instituted or, to the Knowledge of the Principals, threatened.

(B)
There have been no transactions with respect to any such Employee Benefit Plan that is prohibited under any applicable Benefit Laws. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Principals, threatened. There is no basis for any such action, suit, proceeding, hearing, or investigation.

(C)
The Company has not incurred, and the Principals have no reason to expect that the Company will incur, any Liability to any government agency or otherwise under any applicable Benefit Law with respect to any such Employee Benefit Plan which is a pension plan.

(iii)
The Company does not maintain, contribute to or have an obligation to contribute to, or have any Liability or potential Liability with respect to, any Employee Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents.

(iv)	The Company does not have Liability to any of its employees for benefit entitlements beyond the coverage provided by the Employee Benefit Plans.

(y)	Guaranties. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z)	Environmental, Health, and Safety Matters.

(i)	The Predecessors and the Partnership have complied with all Environmental, Health, and Safety Requirements.

(ii)
Without limiting the generality of the foregoing, the Predecessors and the Partnership have obtained and complied with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such permits, licenses and authorizations is contained in the Disclosure Schedule, and copies of all such permits, licenses and authorizations have been provided by the Company to the Buyer.

(iii)
Neither the Predecessors nor the Partnership has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv)
Except as described in the Disclosure Schedule, neither the Predecessors nor the Partnership has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or legal fees, pursuant to any other Environmental, Health, and Safety Requirements.

(v)
Neither the Predecessors nor the Partnership has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(vi)
No facts, events or conditions relating to the past or present facilities, properties or operations of the Predecessors or the Partnership will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa)
Licenses, Agency and Distribution Agreements. §4(aa) of the Disclosure Schedule lists all agreements to which the Company is a party or by which it is bound under which the right to manufacture, process, market or use any product, service or other property has been granted, licensed or otherwise provided by the Company to any other person. The Disclosure Schedule also lists all agreements to which the Company is a party or by which it is bound under which the right to market, manufacture, process or use any product, service or other product has been granted to the Company by any other person or by which the Company has been appointed as an agent, distributor, licensee or franchisee. Complete and correct copies of all of the agreements referred to in this paragraph have been provided by the Company to the Buyer. None of the agreements listed in the Disclosure Schedule grant to any third person any authority to incur any liability or obligation or enter into any agreement on behalf of the Company. The Principals have no Knowledge of the intention of the other parties to any of the agreements referred to in this paragraph to terminate such agreements.

(bb)	Kodak Agreements. In this paragraph 4(bb), all capitalized terms not defined elsewhere in this Agreement will have the same meanings as provided by the Service Agreement.

(i)
The Kodak Agreements are the only agreements in existence between the Company and Kodak. With respect to each of the Kodak Agreements: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except for the Exception; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or would permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(ii)
The Company does not have any obligations to End-Users for maintenance, support, repair or otherwise which are not fully provided for by the Services provided by Kodak under the Kodak Agreements, except as described in §4(bb) of the Disclosure Schedule.

(iii)
Except to the extent described in §4(bb) of the Disclosure Schedule, Kodak has not assumed any of the Company’s contractual rights or responsibilities under the Kodak Agreements including, without limitation, the management of the relationship with any End-User.

(iv)
The Principals have no Knowledge of the intention of Kodak to terminate any of the Kodak Agreements (whether or not it is legally entitled to do so) or the intention of Kodak to discontinue Service of any specific Product pursuant to Section 3.25 or Section 3.25.1 of the Service Agreement, and Kodak has not, to date, terminated any Service for any specific Product.

(v)
All security interests and related rights granted by the Company to Kodak pursuant to Section 15.2 of the Service Agreement have terminated and such security interests have been fully released and discharged.

(vi)
Pursuant to the Service Agreement, Kodak is currently entitled to 72% and the Company is entitled to 28% of the Company’s current list price for Services as provided by Sections 3.1 and 3.2 of the Service Agreement.

(vii)
The Company has no obligations under the Kodak Agreements whatsoever with respect to the Partnership or Kodak’s Capital Account in the Partnership which have not been fully satisfied prior to the date hereof.

(viii)
The Principals have no Knowledge of any actions taken by Kodak which would or may constitute a breach of Kodak’s non-competition covenants under Sections 3.22 and 3.26 of the Service Agreement. The Company’s current forecast (a copy of which has been delivered to the Buyer) in respect of the Service Agreement is that, for the contract year commencing November 1, 2006 and terminating October 31, 2007, the total annual product maintenance revenue from Existing Docucom Contracts and New Docucom Contracts will exceed $4,400,000 (Canadian), and such forecast is fair and reasonable considering the product maintenance revenue realized to date and the Company’s projected revenue for the balance of the contract year. The Principals have no Knowledge of any intention by Kodak to materially change the manner in which it does business with the Company or competes with the Company after the consummation of the Transaction hereunder.

(cc)
Non-Arm’s Length Matters. The Company is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Company by, any of the Sellers or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Company, the Predecessors, the Partnership or any person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any of the foregoing.

(dd)
Compliance with Privacy Laws. Except as disclosed in the Disclosure Schedule, the collection, use and retention of Personal Information by the Company and the disclosure or transfer of Personal Information by the Company to any third parties has complied with all Privacy Laws and is consistent with the Company’s own privacy policies. There are no restrictions on the Company’s collection, use, disclosure and retention of Personal Information except as provided by Privacy Laws.

(ee)
Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

5.	Interim Period Covenants.

(a)
During the Interim Period, the Principals have caused the Company to conduct its Business in the ordinary course as previously conducted and to use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties. Without limiting the generality of the foregoing, during the Interim Period, except as otherwise contemplated by this Agreement, the Principals have caused the Company not to, without the prior written consent of the Buyer, undertake any of the matters set out in Annex II. The Buyer acknowledges and agrees that the Company and the Principals may undertake the matters set out in Annex III.

(b)
During the Interim Period, the Principals have caused the Company to: (i) give to the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, including reasonable access to employees and suppliers of the Company, (ii) furnish, to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with the Buyer in its investigation of the Company. The Buyer’s rights pursuant to the representations, warranties and covenants in its favour in this Agreement shall not be reduced or adversely affected as a result of any access provided to it, or investigations or inspections conducted by it or knowledge which it has or acquires.

(c)
During the Interim Period, the Principals have provided to the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the books and records of the Principals relating to the Company.

(d)
The Principals shall, at their own expense, and shall cause the Company to, and, if required, with the full cooperation and assistance of the Buyer, use commercially reasonable efforts to obtain prior to the date of Closing, any consents or waivers of third parties which are required to sell and transfer the Company Shares to the Buyer and to allow the Buyer to conduct the Company’s Business as it is conducted as of the date hereof.

6.	Post Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a)
General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §9 below).

(b)
Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company , each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §9 below).

(c)	[reserved]

(d)
Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e)	Covenant Not to Compete.

(i)
Commencing on the Closing Date and for a period of five years from the Closing Date, none of the Sellers will engage directly or indirectly in any business competitive to the Business anywhere in Canada or in the United States; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

(ii)	Without limiting the provisions of paragraph 6(e)(i) hereof, commencing on the Closing Date and for a period of 5 years from the Closing Date, none of the Sellers will, directly or indirectly:

(A)
solicit, endeavour to solicit or gain the business of any person that is a customer, or has been within 5 years prior to the Closing Date, a customer of the Business or has been pursued as a prospective customer of the Business, for the purpose of selling to such customer or prospective customer any products or services which are competitive with those offered by the Company;

(B)	induce or endeavour to induce any employee of the Business to leave his or her employment;

(C)
employ or attempt to employ or assist any person in employing any employee of the Business (except that it is agreed that nothing will restrict either of the Principals from employing the other Principal after the expiration of their respective Consulting Agreements); or

(D)	solicit or endeavour to solicit any person that is a supplier or business partner of the Business at the time of Closing.

(iii)
If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(iv)	Sellers hereby expressly agree and acknowledge that:

(A)
in this section, the words “directly or indirectly” include any action taken by any of the Sellers for his own benefit or for the benefit of any person competing with the Business, either individually or in partnership or jointly or in conjunction with any other person as principal, agent, trustee, employee or shareholder (except for the holding of less than 1% of the stock of a corporation as referred to in paragraph 6 (e)(i) hereof );

(B)
The Company has protectable business interests with respect to its suppliers, employees, customers and prospective customers, and that competition with and against such business interests would be harmful to the Company and Buyer;

(C)	the covenants contained in paragraph 6 (e) above are reasonable as to time and geographical area and do not place any unreasonable burden upon Sellers’ ability to earn a livelihood;

(D)	the public will not be harmed as a result of enforcement of the covenants contained in this §6 (e);

(E)	the personal legal counsel for Sellers have reviewed the covenants contained in this §6(e);

(F)
the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Agreement, pursuant to which Buyer shall acquire the outstanding shares of the Company; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Company, including its goodwill, which actions, covenants, and promises are a material consideration to Buyer in connection with this Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to a buyer; and

(G)	Sellers understand and agree to each and every term and condition contained in §6(e) of this Agreement.

(v)
Sellers recognize and acknowledge that irreparable damage will result to Buyer in the event of a breach by Sellers of the provisions of this §6(e), and, accordingly, in the event of such a breach, Buyer will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof.

(f)
Preparation of Final Tax Returns and Financial Statements. The Buyer will be responsible for the preparation and filing of the Company’s final tax returns and financials statements required as a result of the change of control resulting from the Transaction.

7.	Conditions

(a)
Conditions for the benefit of the Buyer. The purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Buyer and which are to be performed or complied with at or prior to the time of Closing:

(i)
the representations and warranties set forth in Sections 3(a) and 4 will be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(ii)	the Sellers will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Sellers at or prior to the time of Closing;

(iii)
the Buyer will be furnished with such certificates of officers of the Company and of the Sellers as the Buyer or the Buyer’s counsel may reasonably require in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Sellers at or prior to the time of Closing have been performed or complied with, in all material respects, and that the representations and warranties in Sections 3(a) and 4 are true and correct in all material respects as at the time of Closing;

(iv)
there will have been obtained from all appropriate governmental authorities such approvals or consents as are required to permit the change of ownership of the Company Shares contemplated hereby and to permit the Business of the Company to be carried on by the Buyer as now conducted;

(v)
the Sellers will have obtained any consents or waivers of third parties required to sell and transfer the Company Shares to the Buyer and to allow the Buyer to cause the Company to conduct the Company’s Business as it is conducted prior to the time of Closing; without limiting the generality of the foregoing, the Sellers shall have obtained consents to the change of control resulting from the Transaction under each of the contracts referred to in Section 4(p) of the Disclosure Schedule which specify that consent is required;

(vi)
no action or proceeding will be pending or threatened by any person or governmental authority to enjoin, restrict or prohibit the sale and purchase of the Shares contemplated hereby, or the right of the Buyer or the Company to conduct the Business of the Company;

(vii)	no Material Adverse Effect will have occurred from January 31, 2007 to the time of Closing;

(viii)	the Financing shall have been completed to the satisfaction of the Buyer in its sole discretion;

(ix)	the Principals shall have executed the Consulting Agreements;

(x)	all directors of the Company shall resign and the officers of the Company specified by the Buyer shall resign their respective offices;

(xi)
the Sellers and all directors and officers of the Company shall release the Company from any and all possible claims against the Company arising from any act, matter or thing arising at or prior to the time of Closing; provided, however, that no such release shall apply to indemnification by the Company of any third party claims that may be made against the Sellers in their capacity as former directors and officers (to the extent provided by the terms of indemnities previously provided by the Company);

(xii)	all necessary steps and proceedings will have been taken to permit the Company Shares to be duly and regularly transferred to and registered in the name of the Buyer;

(xiii)
the Company’s bank shall have agreed to continue the existing $500,000 (Canadian) credit facility on the same terms and conditions as currently apply, except for the release of the guarantees of the Principals, and the Bank shall have waived the current defaults by the Company in respect of certain financial covenants for a period and on terms acceptable to the Buyer (or, alternatively, the Buyer shall have made arrangements to refinance the Company’s credit facility with another bank on terms acceptable to the Buyer);

(xiv)
the Amalgamation shall have been carried out pursuant to articles of amalgamation and other agreements and corporate proceedings which are consistent with those described in Annex III attached hereto and on terms acceptable to the Buyer;

(xv)	all Excluded Liabilities shall have been fully discharged and the Company shall have been released therefrom to the satisfaction of the Buyer;

(xvi)	the Buyer shall be satisfied that the Company’s relationship with Kodak after Closing will continue for the foreseeable future in substantially the same manner as prior to Closing;

(xvii)	none of the Key Employees shall have resigned or indicated their intention to resign from employment with the Company;

(xviii)
the Buyer will be satisfied with the terms of the sales support services agreements made between the Company and two former sales support staff, and will be satisfied that the change of such staff from employees to contractors will not likely have any Material Adverse Effect on the Business; and

(xix)
the Buyer will be satisfied with: (A) the audited financial statements of the Partnership and the audited financial statements of the Company for the Most Recent Fiscal Year End and the Most Recent Financial Statements for the Most Recent Fiscal Month End, as referred to in §4(g)(ii), (v) and (vi) hereof; (B) the 2007 forecast referred to in §4(g); (C) the results of any due diligence inquiries made by the Buyer arising out of such Financial Statements, financial forecast and the financial condition of the Company as reflected thereby; and (D) the form and substance of the Tax Returns for the Predecessors for the periods ended September 30, 2006.

(b)
Conditions for the Benefit of the Sellers. The sale by the Sellers and the purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Sellers and which are to be performed or complied with at or prior to the time of Closing:

(i)
the representations and warranties of the Buyer set forth in Section 3(b) will be true and correct in all material respects (and for this purpose any materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(ii)	the Buyer will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Buyer at or prior to the time of Closing;

(iii)	the Buyer shall have delivered to the Sellers the bank letter of credit or other security referred to in paragraph 2(e);

(iv)	the Company shall have executed the Consulting Agreements;

(v)	the Principals shall have been released from their personal guarantees of the Company’s bank debt; and

(vi)
the Sellers will be furnished with such certificates of officers of the Buyer as the Sellers or the Sellers’ counsel may reasonably require in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Buyer at or prior to the time of Closing have been performed or complied with in all material respects, and that the representations and warranties of the Buyer herein given are true and correct in all material respects at the time of Closing.

(c)
Waiver of Condition. The Buyer, in the case of a condition set out in Section 7(a), and the Sellers, in the case of a condition set out in Section 7(b), will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the sale and purchase of the Company Shares herein contemplated and will have the right to exercise all legal remedies against the other party in respect of any breach of the other party’s covenants, obligations or any inaccuracy or misrepresentation in a representation or warranty of the other party which gave rise to the non-performance of or non-compliance with the condition so waived.

(d)	Termination. This Agreement may be terminated, by notice given prior to or at the completion of the sale and purchase of the Company Shares herein contemplated:

(i)
by the Sellers or the Buyer if: (a) a material breach of any representation or warranty (and for this purpose any materiality qualifications in such representations and warranties will be disregarded), or (b) a breach of a covenant, obligation or other provision of this Agreement, has been committed by the other party and such breach has not been waived or cured within 10 days following the date on which the non-breaching party notifies the other party of such breach;

(ii)
by the Buyer if any of the conditions in Section 7(a) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;

(iii)
by the Sellers if any of the conditions in Section 7(b) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

(iv)	by written agreement of the Buyer and the Sellers.

(e)
Effect of Termination. If this Agreement is terminated pursuant to Section 7(d), all further obligations of the Parties under this Agreement will terminate, and each Party will release the others from any and all claims it may have arising out of this Agreement or the termination thereof.

8.	Deliveries at Closing.

(a)
Closing. The sale and purchase of the Company Shares will be completed at 10:00 a.m. on the Closing Date at the offices of Aird & Berlis LLP, BCE Place, 181 Bay Street, Suite 1800, Toronto, Ontario M5J 2T9.

(b)	Documents Delivered to Buyer. At Closing, Sellers shall deliver to Buyer the documents required by any provision of this Agreement, and the following documents:

(i)	all of the third party consents specified in §4(c) above;

(ii)	executed counterparts of the Consulting Agreements for the Sellers in form and substance as set forth in Exhibit B hereto;

(iii)	evidence reasonably satisfactory to the Buyer that the Excluded Liabilities have been fully satisfied or terminated and are no longer obligations of the Company;

(iv)	resignations, effective as of the Closing, of each director and officer of the Company;

(v)	releases in the form acceptable to the Buyer, as contemplated by paragraph 7(a)(xi) hereof;

(vi)	Board of Director resolution of the Company authorizing the execution and performance of this Agreement;

(vii)	Evidence of satisfaction of the conditions referred to in paragraphs 7(a)(xiii), (xiv), (xvi) and (xvii); and

(viii)	The Sellers shall deliver to Buyer a legal opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date.

(c)	Documents Delivered to Sellers. At Closing, Buyer shall deliver to the Sellers the payment contemplated by §2(b) and the following additional documents:

(i)	the bank letter of credit or other security acceptable to the Sellers referred to in §2(e) hereof;

(ii)	executed counterparts of the Consulting Agreements;

(iii)	Board of Director resolution of Buyer authorizing the execution and performance of this Agreement;

(iv)	evidence of satisfaction of the condition referred to in paragraph 7(b)(v); and

(v)	the Buyer shall deliver to the Sellers a legal opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Sellers and dated as of the Closing Date.

9.	Remedies for Breaches of this Agreement.

(a)
Survival of Representations and Warranties. All representations and warranties of the Sellers contained in §3 shall survive the Closing and continue in full force and effect for the applicable statute of limitations. All of the representations and warranties of the Principals contained in §4 above shall, except as hereinafter provided, survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter. In addition, any representation or warranty which is based upon or relates to the tax liability of the Company for a particular taxation year may be made or brought by the Buyer at any time prior to the expiration of the period during which an assessment, reassessment or other form of recognized document assessing the liability for Tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Company does not file any waiver or similar document extending such period as otherwise determined. All of the representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect subject to the applicable statute of limitations.

(b)	Indemnification Provisions for Benefit of the Buyer.

(i)
In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to §9(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to §9(e) by delivering a Claim Notice below within such survival period, then, subject to Article 10 hereof, each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, the Sellers’ liability for breaches of their representations and warranties in §3(a) hereof will be several as between them (and not joint or joint and several) and the liability of the Principals for breaches of their representations and warranties in §4 hereof will be joint and several.

(ii)
The Principals agree to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences which the Company or the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (including any Liability of the Predecessor) for any Taxes (other than taxes which are accrued for in the Most Recent Financial Statements or incurred in the Ordinary Course of the Business of the Company after the date of the Most Recent Financial Statements and are accrued for in the January 31, 2007 Balance Sheet) with respect to any Tax year ending on or before January 31, 2007.

(iii)
The Principals agree to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences which the Company or the Buyer may suffer resulting from the Amending Agreements dated June 30, 2004, September 30, 2004 and December 31, 2004 (which amended in certain respects the Integrated Imaging Elite Reseller Purchase Agreement made between the Company and Kodak dated October 21, 2001) containing any terms, conditions or restrictions which are adverse to the Company.

(c)
Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §9(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to §9(e) below within such survival period by delivering a Claim Notice, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d)	Determination of Adverse Consequences. All indemnification payments under this §9 shall be deemed adjustments to the Purchase Price.

(e)	Claim Notice; Notice of a Disputed Claim.

(i)
A Party hereto (the “Indemnified Party”) may deliver to the other Party (the “Indemnifying Party”) a written notice (“Claim Notice”) that the Indemnified Party has suffered Adverse Consequences and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the Adverse Consequences claimed. In the event that the Indemnifying Party disputes liability for or the amount of the Adverse Consequences set forth in the Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing of such dispute (“Notice of a Disputed Claim”) and specify the amount disputed and basis therefor and the amount the Indemnifying Party believes to be the correct amount, if any, within thirty (30) days notice after receipt of the Claim Notice. The failure by the Indemnifying Party to deliver a Notice of a Disputed Claim to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of the Claim Notice shall constitute the Indemnifying Party’s acceptance of the item(s) in the Claim Notice.

(ii)
If a written Notice of a Disputed Claim is sent pursuant to paragraph (i) above, the Parties shall during the thirty (30) days following the date of such delivery negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis. If, during such resolution period, the Parties are unable to reach agreement, the Indemnified Party may pursue such Disputed Claim pursuant to legal remedies available to it.

(f)
Other Indemnification Provisions. Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, partner or agent of the Company or the Predecessors or the Partnership or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

10.	Limitations on Indemnification.

(a)
The Buyer shall not be entitled to make any claim for indemnification against any of the Sellers pursuant to paragraph 9(b) unless and until the amount of the Adverse Consequences incurred by the Buyer as a result of all misrepresentations, breaches of warranties and breaches of covenants contained in this Agreement is equal to $50,000 (the “Threshold Amount”); provided that, if the Buyer has incurred Adverse Consequences in an aggregate amount at least equal to the Threshold Amount, then the Sellers will be liable to the Buyer for the full amount of all Adverse Consequences that the Buyer may suffer resulting from or arising out of any such breaches, including the Threshold Amount. Furthermore, the limitation on indemnification in this paragraph 10(a) shall not apply in respect of any claim for indemnification pursuant to paragraph 9(b)(ii).

(b)
Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Sellers for any and all claims by the Buyer for indemnification in respect of Adverse Consequences resulting from or arising out of any and all breaches of representations, warranties and covenants will be limited to an amount equal to the aggregate Purchase Price paid to the Sellers.

11.	[reserved]

12.	Miscellaneous.

(a)	[reserved]

(b)
Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers. Provided however, the foregoing shall not apply to any press releases and public announcements which are required to be made by applicable law or any listing requirements of any securities exchanges.

(c)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)
Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)
Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that Buyer may assign this Agreement to an entity that is wholly owned by the Buyer or is controlled by the same persons that currently control the Buyer. In the event of such assignment, BPO Management Services, Inc. will guarantee all obligations of the entity which becomes the Buyer hereunder, and will execute a guarantee agreement in form acceptable to the Sellers, acting reasonably.

(f)
Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties agree to deliver signed originals of this Agreement to each other within five business days after the Closing if this Agreement is executed by facsimile counterparts.

(g)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)
Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:

c/o Cummings Cooper Schusheim Berliner LLP
Suite 408
4100 Yonge Street
Toronto, ON M2P 2B5
Attention: Howard Cooper
Tel: (416) 733-5288
Fax: (416)512-9501

With a copy to:                    Cummings Cooper Schusheim Berliner LLP
Suite 408
4100 Yonge Street
Toronto, ON M2P 2B5
Attention: Howard Cooper
Tel: (416) 733-5288
Fax: (416)512-9501

If to the Buyer:

BPO MANAGEMENT SERVICES, INC.
Attention: Patrick Dolan and Jim Cortens
c/o Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Fax: (949) 224-1505

padolan927@msn.com

jcortens@cox.net

With a copy to:                    Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Tel: (949) 224 1500
Fax: (949) 224 1505

And a second copy to:       D.L. West
Aird & Berlis LLP
1800 - 181 Bay Street
Toronto, ON M5J 2T9
Tel: (416) 865-7737
Fax: (416) 863-1515

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction. The parties agree that the jurisdiction for all legal proceedings arising out of this Agreement and the enforcement thereof shall be the courts located in the Province of Ontario, Canada. The parties hereby irrevocably waive, to the fullest extent it or they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to the parties and their counsel at their respective addresses specified in Section 12(h). The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j)
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)
Expenses. Buyer will bear its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers may charge their costs and expenses (including legal fees and expenses) incurred in connection with this Agreement to the Company, but such expenses will be taken into account and form part of the adjustment to the Purchase Price pursuant to §2(b)(ii) hereof.

(m)
Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n)	Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BPO MANAGEMENT SERVICES, INC.

Per: /s/

Per: /s/

DOCUCOM IMAGING SOLUTIONS INC.

Per: /s/

Per: /s/

SIGNED, SEALED AND DELIVERED,                            )
in the presence of                                                                )
)
)              /s/ Raymond D. Patterson_______________
)  Raymond D. Patterson
)
)
)              /s/ Martin E. Mollot____________________
)  Martin E. Mollot

    /s/ Raymond D. Patterson
    Raymond D. Patterson, as trustee of the
Patterson Family Trust

/s/ Maureen Patterson____________________
Maureen Patterson, as trustee of the
Patterson Family Trust

/s/ Martin E. Mollot
Martin E. Mollot, as trustee of the
Patterson Family Trust

/s/ Martin E. Mollot
Martin E. Mollot, as trustee of the
Mollot Family Trust

/s/ Judith Mollot_______________________
Judith Mollot, as trustee of the
Mollot Family Trust

/s/ Raymond D. Patterson
Raymond D. Patterson, as trustee of the
Mollot Family Trust